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Exhibit 23.B

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of The Cincinnati Gas & Electric Company on Form S-3 of our report dated February 12, 2003 (June 9, 2003 as to Notes 20 and 21) (which expressed an unqualified opinion and contained an explanatory paragraph on CG&E's adoption of EITF 02-3), insofar as it expressed an opinion on the separate financial statements and schedule of The Cincinnati Gas & Electric Company, appearing in the Current Report on Form 8-K of The Cincinnati Gas & Electric Company dated June 10, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 28, 2004

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INDEPENDENT AUDITORS' CONSENT